Exhibit 4(d)2

MISSISSIPPI POWER COMPANY
TO
REGIONS BANK,
TRUSTEE
FOURTH SUPPLEMENTAL INDENTURE
DATED AS OF MARCH 27, 2024

SERIES 2024B 5.72% SENIOR NOTES
DUE MARCH 15, 2036

TABLE OF CONTENTS1

EXHIBIT A    Form of Series 2024B Note
EXHIBIT B    Certificate of Authentication

1This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.
i

THIS FOURTH SUPPLEMENTAL INDENTURE is made as of the 27th day of March, 2024, by and between MISSISSIPPI POWER COMPANY, a Mississippi corporation, 2992 West Beach Boulevard, Gulfport, Mississippi 39501 (the “Company”), and REGIONS BANK, an Alabama banking corporation, 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309 (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore entered into a Senior Note Indenture, dated as of June 1, 2023, with Regions Bank, as Trustee (the “Original Indenture”);
WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this Fourth Supplemental Indenture, is herein called the “Indenture”;
WHEREAS, under the Original Indenture, a new series of unsecured senior debentures or notes or other evidence of indebtedness (the “Senior Notes”) may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;
WHEREAS, the Company proposes to create under the Indenture a new series of Senior Notes;
WHEREAS, additional Senior Notes of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1

SERIES 2024B SENIOR NOTES
SECTION 1.01.  Establishment.  There is hereby established a new series of Senior Notes to be issued under the Indenture, to be designated as the Company’s Series 2024B 5.72% Senior Notes due March 15, 2036 (the “Series 2024B Notes”).
There are to be authenticated and delivered $50,000,000 principal amount of Series 2024B Notes, and no Series 2024B Notes shall be authenticated and delivered in excess of such principal amount except as provided by Sections 203, 303, 304, 907 or 1107 of the Original Indenture. The Series 2024B Notes shall be issued in fully registered form.
The form of the Trustee’s Certificate of Authentication for the Series 2024B Notes shall be in substantially the form set forth in Exhibit B hereto.

Each Series 2024B Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.
The Series 2024B Notes will not have a sinking fund.
SECTION 1.02.  Definitions.  The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.
“2024 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 27, 2024, among the Company and the purchasers identified in Schedule A thereto.
“2024 Notes” means the Series 2024B Notes, the Company’s Series 2024A 5.62% Senior Notes due March 15, 2034, being issued pursuant to the Third Supplemental Indenture, and the Company’s Series 2024C 5.91% Senior Notes due June 15, 2054, to be issued pursuant to the Fifth Supplemental Indenture.
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such first Person or any corporation of which such first Person beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Called Principal” has the meaning set forth in Section 1.07 hereof.
“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Discounted Value” has the meaning set forth in Section 1.07 hereof.
“Fifth Supplemental Indenture” means the Fifth Supplemental Indenture, to be dated on or about June 27, 2024, between the Company and the Trustee.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Indebtedness” has the meaning set forth in the 2024 Note Purchase Agreement.
“Institutional Investor” has the meaning set forth in the 2024 Note Purchase Agreement.
“Interest Payment Dates” means March 15 and September 15 of each year, commencing September 15, 2024.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make-Whole Amount” has the meaning set forth in Section 1.07 hereof.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the 2024 Note Purchase Agreement, the Supplemental Indentures, the Original Indenture or the 2024 Notes, or (c) the validity or enforceability of the 2024 Note Purchase Agreement, the Supplemental Indentures, the Original Indenture or the 2024 Notes.
“Material Credit Facility” means any primary credit facility of the Company, providing for borrowings of not less than $50,000,000, in each case as the same may be amended, restated, increased, refinanced, replaced or otherwise modified or any successor thereto.
“Net Tangible Assets” means, as of any date, the total assets shown on the balance sheet of the Company, determined in accordance with GAAP less (a) all current liabilities and minority interests and (b) goodwill and other identifiable intangibles.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Original Issue Date” means March 27, 2024.
“Par Call Date” has the meaning set forth in Section 1.07 hereof.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Purchaser” has the meaning set forth in the 2024 Note Purchase Agreement.
“Regular Record Date” means, with respect to each Interest Payment Date, the 15th calendar day prior to such Interest Payment Date (whether or not a Business Day).
“Reinvestment Yield” has the meaning set forth in Section 1.07 hereof.

“Remaining Average Life” has the meaning set forth in Section 1.07 hereof.
“Remaining Scheduled Payments” has the meaning set forth in Section 1.07 hereof.
“Required Holders” means, at any time, the Holders of at least 51% in principal amount of the 2024 Notes at the time outstanding (exclusive of the 2024 Notes then owned by the Company or any of its Affiliates).
“Settlement Date” has the meaning set forth in Section 1.07 hereof.
“Significant Subsidiary” means a Subsidiary of the Company which represents more than 15% of the Company’s assets on a consolidated basis.
“Stated Maturity” means March 15, 2036.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if an interest of more than 50% in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).
“Supplemental Indentures” means this Fourth Supplemental Indenture, the Third Supplemental Indenture and the Fifth Supplemental Indenture.
“Third Supplemental Indenture” means the Third Supplemental Indenture, dated as of March 27, 2024, between the Company and the Trustee.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States of America pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
SECTION 1.03.  Payment of Principal and Interest.  The principal of the Series 2024B Notes shall be due at Stated Maturity (unless earlier redeemed). The unpaid principal amount of the Series 2024B Notes shall bear interest at the rate of 5.72% per annum until paid or duly provided for. Interest shall be paid semiannually in arrears on each Interest Payment Date to the Person in whose name the Series 2024B Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity or on a Redemption Date as provided herein will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Series 2024B Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the

Trustee, notice whereof shall be given to Holders of the Series 2024B Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner, all as more fully provided in the Original Indenture.
Payments of interest on the Series 2024B Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Series 2024B Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2024B Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable, provided that if the Stated Maturity of the Series 2024B Notes is a date other than a Business Day, the payment otherwise due on such Stated Maturity shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Payment of the principal and interest due at the Stated Maturity or earlier redemption of the Series 2024B Notes shall be made upon surrender of the Series 2024B Notes at the Corporate Trust Office of the Trustee; provided that, so long as any Purchaser or its nominee shall be the Holder of any Series 2024B Note, payment of all sums becoming due with respect to such Series 2024B Note (including, without limitation, for principal, premium (if any) and interest) shall be made by the method and at the address specified by such Purchaser in writing to the Trustee and the Company, without the presentation or surrender of such Series 2024B Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Series 2024B Note, such Purchaser shall surrender such Series 2024B Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or to the Trustee at its principal corporate trust office. The principal of and interest on the Series 2024B Notes shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Subject to the first sentence of this paragraph, payments of interest (including interest on any Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.
SECTION 1.04.  Denominations.  The Series 2024B Notes may be issued in denominations of $100,000 and any integral multiple thereof.
SECTION 1.05.  Events of Default.
(a)    In accordance with clause (7) of Section 501 of the Original Indenture, the following additional Event of Default shall apply to the Series 2024B Notes: “with respect to any Indebtedness (as defined in the 2024 Note Purchase Agreement) of the Company in excess of $75,000,000 (other than the Series 2024B Notes), any such Indebtedness being declared due and payable, or required to be prepaid (other than by redemption at the Company’s option or a regularly scheduled installment payment or required prepayment), in each case, as a result of a default or other similar adverse event.”

(b)    In accordance with clause (7) of Section 501 of the Original Indenture, the following additional Event of Default shall apply to the Series 2024B Notes: “one or more judgments, orders, or decrees shall be entered against the Company or a Significant Subsidiary involving a liability of $100,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of at least 30 days after the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien.”

SECTION 1.06.  Transfer.  Neither any Series 2024B Note nor any interest or participation therein may be reoffered, sold, assigned, transferred or otherwise disposed of in the absence of an exemption from the registration requirements of the Securities Act of 1933, as amended, the rules and regulations thereunder and applicable state securities laws.
Prior to any sale or other disposition of any Series 2024B Notes held by a Purchaser or its nominee (or any Institutional Investor that has been afforded the benefits of Section 8.2 of the 2024 Note Purchase Agreement), such Purchaser or such Institutional Investor, as the case may be, will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Series 2024B Notes to the Company or the Trustee in exchange for new Series 2024B Notes pursuant to the Original Indenture. Upon surrender of any Series 2024B Note to the Paying Agent at the address and to the attention of a Responsible Officer of the Paying Agent (as specified in Section 303 of the Original Indenture) for registration of transfer or exchange, the Holder shall surrender such Series 2024B Note endorsed or accompanied by a written instrument of transfer, the signature on which has been guaranteed by an eligible guarantor institution participating in a recognized signature guarantee program, in form reasonably satisfactory to the Paying Agent, duly executed by the registered Holder of such Series 2024B Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Series 2024B Note or part thereof.
No service charge will be made for any transfer or exchange of Series 2024B Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Company shall not be required (a) to issue, register the transfer of or exchange any Series 2024B Notes during a period beginning at the opening of business fifteen (15) days before the day of the mailing of a notice pursuant to Section 1104 of the Original Indenture identifying the serial numbers of the Series 2024B Notes to be called for redemption, and ending at the close of business on the day of the mailing, or (b) to register the transfer of or exchange any Series 2024B Notes theretofore selected for redemption in whole or in part, except the unredeemed portion of any Series 2024B Notes redeemed in part.
SECTION 1.07.  Redemption at the Company’s Option.  At any time prior to December 15, 2035 (the date that is three months prior to the Stated Maturity, which is referred to in this Fourth Supplemental Indenture as the “Par Call Date”), the Company may, at its option, upon not less than 10 nor more than 60 days’ notice, redeem at any time all, or from time to time any part of, the Series 2024B Notes at a redemption price equal to 100% of the principal amount so redeemed, together with accrued and unpaid interest on the principal amount so redeemed to, but not including, the date of redemption, plus the Make-Whole Amount determined by the Company for the redemption date with respect to such principal amount. At any time on or after the Par Call Date, the Company may redeem the Series 2024B Notes, in whole or in part from time to time, at 100% of the principal amount so redeemed, together with accrued and unpaid interest on the principal amount so redeemed to, but not including, the redemption date.
Upon any partial redemption of the Series 2024B Notes, the principal amount so redeemed shall be allocated to all Series 2024B Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof, with adjustments to account for the minimum authorized denominations thereof, and the principal and interest payable on each outstanding Series 2024B Note on each subsequent payment date shall be reduced to reflect the amount of principal redeemed on such Series 2024B Note.

The term “Make-Whole Amount” means, with respect to any Series 2024B Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2024B Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Series 2024B Note, the principal of such Series 2024B Note that is to be redeemed pursuant to this Section 1.07.
“Discounted Value” means, with respect to the Called Principal of any Series 2024B Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2024B Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Series 2024B Note, 0.50% over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release 11.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the applicable U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (B) the applicable U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2024B Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2024B Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Series 2024B Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to this Section 1.07.

“Settlement Date” means, with respect to the Called Principal of any Series 2024B Note, the date on which such Called Principal is to be redeemed pursuant to this Section 1.07.
Notice of redemption shall be given as provided in Section 1104 of the Original Indenture except that any such notice of redemption with respect to any redemption occurring prior to the Par Call Date shall not specify the Redemption Price therefor but only the manner of calculation thereof. The Trustee shall not be responsible for the calculation of such Redemption Price with respect to any redemption occurring prior to the Par Call Date. The Company shall calculate such Redemption Price and promptly notify the Trustee thereof.
Any redemption of less than all of the Series 2024B Notes shall, with respect to the principal thereof, be divisible by $100,000.
Upon any redemption of less than all of the 2024 Notes, the principal amount so redeemed shall be allocated to all 2024 Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof, with adjustments to account for the minimum authorized denominations thereof, and the principal and interest payable on each outstanding 2024 Note on each subsequent payment date shall be reduced to reflect the amount of principal redeemed on such 2024 Note.
SECTION 1.08.  Additional Covenants of the Company.  In accordance with Section 901(2) of the Original Indenture, the Company shall comply with the following additional covenants for so long as any of the Series 2024B Notes remain Outstanding (which such covenants are being included herein for the sole benefit of the 2024 Notes):
(a)    Compliance with Laws. Without limiting Section 1.08(h), the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which it is subject (including ERISA, environmental laws, the USA PATRIOT Act and the other laws and regulations referred to in Section 1.08(h)) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
(c)    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 1.08(c) shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by them, to the extent the same have become due and payable and before they have become delinquent; provided that neither the Company nor any Subsidiary need to pay any such tax, assessment, charge or levy if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (b) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    Preservation of Existence. Subject to Article 8 of the Original Indenture, the Company will at all times preserve and keep its existence in full force and effect.
(f)    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account to the extent necessary to prepare the consolidated financial statements of the Company and its Subsidiaries in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company and its Subsidiaries.
(g)    Transactions with Affiliates. Except as otherwise required by law, the Company will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.
(h)    Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to, (a) become, own or control a Blocked Person or (b) directly or, to the knowledge of the Company, indirectly, engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) that will, to the knowledge of the Company, result in a violation by any Person (including any Person participating in the transactions contemplated by this Agreement) of U.S. Economic Sanction Laws.
(i)    Liens. The Company will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness unless the Notes are equally and ratably secured with such other Indebtedness other than the following:
(A)    Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);
(B)    Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(C)    pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;
(D)    Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);
(E)    Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds (unless such Lien is in connection with one or more judgments, orders or decrees involving a liability of $100,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier that has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of at least 30 days after the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien);
(F)    easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;
(G)    judgment Liens, unless in connection with one or more judgments, orders or decrees involving a liability of $100,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier that has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of at least 30 days after the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien;
(H)    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;
(I)    any Lien created or arising over any property which is acquired, constructed or created by the Company, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 360 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto;
(J)    any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Company in accordance with Article 8 of the Original Indenture, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity);
(K)    any Lien on any property or assets existing at the time of acquisition of such property or assets by the Company and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets);

(L)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (A) through (K), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets); and
(M)    Liens on property, in addition to those otherwise permitted by clauses (A) through (L) above, securing, directly or indirectly, Indebtedness which does not exceed, in the aggregate at any one time outstanding, the greater of (i) $100,000,000 or (ii) ten percent (10%) of Net Tangible Assets; provided that no such Liens may secure any obligations under or pursuant to any Material Credit Facility within the provisions of this Section 1.08(i)(M) unless concurrently therewith the Company shall cause the Notes to be secured equally and ratably with such obligations pursuant to documentation in form and substance reasonably satisfactory to the Required Holders.
ARTICLE 2
MISCELLANEOUS PROVISIONS
SECTION 2.01.  Recitals by Company.  The recitals in this Fourth Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of Series 2024B Notes and of this Fourth Supplemental Indenture as fully and with like effect as if set forth herein in full.
SECTION 2.02.  Ratification and Incorporation of Original Indenture.  As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented by this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 2.03.  Executed in Counterparts.  This Fourth Supplemental Indenture shall be valid, binding and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature.
Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or endorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.
MISSISSIPPI POWER COMPANY
By:    /s/Matthew P. Grice
Name:   Matthew P. Grice
Title:     Vice President, Treasurer and
  Chief Financial Officer
REGIONS BANK, as Trustee
By:    /s/Kristine Prall
Name:   Kristine Prall
Title:     Vice President

EXHIBIT A
FORM OF SERIES 2024B NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

NO. ____	CUSIP NO. 605417 B#0
SERIES 2024B 5.72% SENIOR NOTE
DUE MARCH 15, 2036

Principal Amount:	$____________
Regular Record Date:	15th calendar day prior to Interest Payment Date (whether or not a Business Day)
Original Issue Date:	March 27, 2024
Stated Maturity:	March 15, 2036
Interest Payment Dates:	March 15 and September 15
Interest Rate:	5.72% per annum
Authorized Denominations:	$100,000 and any integral multiple thereof

Mississippi Power Company, a Mississippi corporation (the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _____________________, or registered assigns, the principal sum of ___________________________DOLLARS ($___________) on the Stated Maturity shown above (or upon earlier redemption), and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on each Interest Payment Date as specified above, commencing on September 15, 2024, and on the Stated Maturity (or upon earlier redemption) at the rate per annum shown above until the principal hereof is paid or made available for payment and at such rate on any overdue principal and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity or on a Redemption Date) will, as provided in such Indenture, be paid to the Person in whose name this Note (the “Note”) is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, all as more fully provided in the Indenture.
Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable, provided that if the Stated Maturity of the Series 2024B Notes is a date other than a Business Day, the payment otherwise due on such Stated Maturity shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day. A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to remain closed or a day on which the Corporate Trust Office of the Trustee is closed for business.
Subject to Section 8.2 of the Note Purchase Agreement, dated as of March 27, 2024 (the “2024 Note Purchase Agreement”), among the Company and the purchasers identified in Schedule A thereto, payment of the principal of and interest due at the Stated Maturity or earlier redemption of the Series 2024B Notes shall be made upon surrender of the Series 2024B Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Series 2024B Notes shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Subject to Section 8.2 of the 2024 Note Purchase Agreement, payment of interest (including interest on an Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.
REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated:
MISSISSIPPI POWER COMPANY
By:____________________________________
Title:
Attest:
____________________________________
Title:
{Seal of MISSISSIPPI POWER COMPANY appears here}

CERTIFICATE OF AUTHENTICATION
This is one of the Senior Notes referred to in the within-mentioned Indenture.
REGIONS BANK,
as Trustee

By:____________________________________
Authorized Signatory

(Reverse Side of Note)
This Note is one of a duly authorized issue of Senior Notes of the Company (the “Notes”), issued and issuable in one or more series under a Senior Note Indenture, dated as of June 1, 2023, as supplemented (the “Indenture”), between the Company and Regions Bank, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures incidental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes issued thereunder and of the terms upon which said Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as Series 2024B 5.72% Senior Notes due March 15, 2036 (the “Series 2024B Notes”) which is limited in aggregate principal amount to $50,000,000. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.
The Series 2024B Notes were issued pursuant to the terms of that certain Note Purchase Agreement, dated as of March 27, 2024 (the “2024 Note Purchase Agreement”), among the Company and the purchasers identified in Schedule A thereto. Each Holder of this Note will be deemed, by its acceptance of hereof, to have made the representation set forth in Section 6.2 of the 2024 Note Purchase Agreement.
At any time prior to December 15, 2035 (the date that is three months prior to the Stated Maturity, which is referred to in this Series 2024B Note as the “Par Call Date”), the Company may, at its option, upon not less than 10 nor more than 60 days’ notice, redeem at any time all, or from time to time any part of, the Series 2024B Notes at a redemption price equal to 100% of the principal amount so redeemed, together with accrued and unpaid interest on the principal amount so redeemed to, but not including, the date of redemption, plus the Make-Whole Amount (as defined in the Indenture) determined for the redemption date with respect to such principal amount. At any time on or after the Par Call Date, the Company may redeem the Series 2024B Notes, in whole or in part from time to time, at 100% of the principal amount so redeemed, together with accrued and unpaid interest on the principal amount so redeemed to, but not including, the redemption date.
The Trustee shall not be responsible for the calculation of the Redemption Price with respect to any redemption occurring prior to the Par Call Date. The Company shall calculate such Redemption Price and promptly notify the Trustee thereof.
In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the surrender hereof. The Series 2024B Notes will not have a sinking fund.
If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Notes of this series are issuable only in registered form without coupons in denominations of $100,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.
This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York.

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM-    as tenants in                   UNIF GIFT MIN ACT- _______Custodian _________
common                                                                  (Cust)                         (Minor)
TEN ENT-      as tenants by the
entireties                                                                           under Uniform Gifts to
JT TEN-         as joint tenants                                                                   Minors Act
with right of
survivorship and                                                               ___________________
not as tenants                                                                              (State)
in common
Additional abbreviations may also be used
though not on the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

_____________________________________________________________________________
please insert Social Security or other identifying number of assignee

_____________________________________________________________________________
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE
OF ASSIGNEE

______________________________________________________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
______________________________________________________________________________

______________________________________________________________________________
agent to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:_______________________________________________________________
__________________________________________________________
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

EXHIBIT B
CERTIFICATE OF AUTHENTICATION
This is one of the Senior Notes referred to in the within-mentioned Indenture.
REGIONS BANK,
as Trustee

By:____________________________________
Authorized Signatory

B-1